101 Main St.
P.O. Box 1628
Lafayette, IN 47902
(765) 742-1064

www.LSBANK.com
lsbmail@LSBANK.com

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
May 2, 2007	Randolph F. Williams President/CEO (765) 742-1064 Fax: (765) 429-5932

LSB Financial Corp. Announces First Quarter Results

LSB Financial Corp. (NASDAQ:LSBI), the parent company of Lafayette Savings Bank, FSB, today reported earnings for the quarter ended March 31, 2007. Net income decreased $129,000 or 14.2% for the first quarter of 2007 from the first quarter of 2006, resulting in diluted earnings per share of $0.48. LSB Financial President & CEO, Randolph F. Williams stated, “This market presents quite a challenge with increased competition, high consumer delinquency and an inverted yield curve. Our management team has done a great job of containing costs and generating non-interest income to help meet the challenge.”

For the first quarter of 2007, the net interest margin was down four basis points to 3.48% when compared to the previous year. This decrease in margin resulted in $154,000 less in net interest income. Additionally, the Bank increased the provision for loan losses to $250,000, up 67% from last year’s level of $150,000. Non-interest expenses were down $27,000 and non-interest income was up $38,000 for the quarter. At quarter end, non-performing loans stood at $11.2 million or 3.97% of total loans, with over 96% of those loans collateralized by real estate property.

Williams continued, “While we see signs of an improving economy, loan demand remains weak. We are encouraged by the recent Manpower Inc. survey which showed that 57% of local companies surveyed planned to hire more people in the April-June time frame. Tippecanoe County’s unemployment rate stood at 4.2% in March compared to 4.7% in March of 2006. We believe that Lafayette Savings Bank’s 138-year presence in Greater Lafayette, its knowledge of the community and its commitment to providing excellent service to its customers will serve us well in these challenging times and provide a consistent return to our shareholders.”

The Company also announced that it will pay a quarterly cash dividend of $0.20 per share to shareholders of record as of the close of business on May 4, 2007 with a payment date of June 1, 2007. Williams stated, “At slower growth times like this, we are pleased to be able to return equity to our shareholders in the form of a higher dividend. This is particularly significant based on the current dividend tax rate.”

The closing market price of LSB stock on April 30, 2007 was $26.00 per share as reported by the NASDAQ National Market.

LSB FINANCIAL CORP. SELECTED CONSOLIDATED FINANCIAL INFORMATION (Dollars in thousands except share and per share amounts)
Selected balance sheet data:	Three months ended March 31, 2007	Year ended December 31, 2006

Cash and due from banks	$1,511	$1,391
Short-term investments	7,708	8,336
Securities available-for-sale	14,407	16,316
Loans held for sale	801	992
Net portfolio loans	311,599	316,699
Allowance for loan losses	2,876	2,770
Premises and equipment, net	6,891	6,600
Federal Home Loan Bank stock, at cost	3,997	3,997
Bank owned life insurance	5,438	5,381
Other assets	9,269	8,688
Total assets	361,621	368,400

Deposits	254,151	255,304
Advances from Federal Home Loan Bank	70,118	76,618
Other liabilities	2,124	1,638

Shareholders’ equity	35,228	34,840
Book value per share	$22.07	$21.73
Equity / assets	9.74%	9.46%
Total shares outstanding	1,595,999	1,603,209

Asset quality data:
Non-accruing loans	$11,192	$7,364
Loans past due 90 days still on accrual	1,331	147
Other real estate / assets owned	4,691	4,169
Total non-performing assets	17,214	11,680
Non-performing loans / total loans	3.97%	2.34%
Non-performing assets / total assets	4.76%	3.17%
Allowance for loan losses / non-performing loans	22.97%	36.88%
Allowance for loan losses / non-performing assets	16.71%	23.72%
Allowance for loan losses / total loans	0.91%	0.86%
Loans charged off (quarter-to-date and year-to-date, respectively)	$153	$1,149
Recoveries on loans previously charged off	9	49
	Three months ended March 31,
Selected operating data:	2007	2006
Total interest income	$5,869	$5,786
Total interest expense	2,902	2,665
Net interest income	2,967	3,121
Provision for loan losses	250	150
Net interest income after provision for loan losses	2,717	2,971
Non-interest income:
Deposit account service charges	406	424
Gain on sale of mortgage loans	42	51
Gain on sale of securities	0	0
Other non-interest income	252	187
Total non-interest income	700	662
Non-interest expense:
Salaries and benefits	1,190	1,287
Occupancy and equipment, net	314	290
Computer service	121	98
Advertising	41	58
Other	523	483
Total non-interest expense	2,189	2,216
Income before income taxes	1,228	1,417
Income tax expense	449	509
Net income	779	908

Weighted average number of diluted shares	1,612,091	1,629,588
Diluted earnings per share	$0.48	$0.56

Return on average equity	8.87%	10.90%
Return on average assets	0.86%	0.97%
Average earning assets	$341,323	$354,734
Net interest margin	3.48%	3.52%
Efficiency ratio	64.06%	61.00%